EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)

                            Nine Months
                              Ended
                           September 30, Year    Year    Year    Year   Year
                               1995      1994    1993    1992    1991   1990
EARNINGS                     -------- ------- ------- ------- ------- -------
Income Before Income Taxes,
  Minority Interest and
  Cumulative Effect of
  Accounting Changes           $1,770  $2,154  $2,002  $1,947  $1,877  $2,135

Add:
Interest on debt                   91      87      50      76      97      98

Interest component of the
ESOP benefit expense               28      39      41      42      44      45

Portion of rent under
operating leases
representative of the
interest component                 37      49      47      47      47      44

Less:
Equity in undistributed
income of 20-50% owned
companies                          --       2      --      (1)     (6)      1
                             -------- ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $1,926  $2,327  $2,140  $2,113  $2,071  $2,321

FIXED CHARGES

Interest on debt                   91      87      50      76      97      98

Interest component of the
ESOP benefit expense               28      39      41      42      44      45

Portion of rent under
operating leases
representative of the
interest component                 37      49      47      47      47      44
                               ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES              $156    $175    $138    $165    $188    $187

RATIO OF EARNINGS TO
FIXED CHARGES                   12.35   13.30   15.51   12.81   11.02   12.42